UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 14, 2004

Occam Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30741	77-0442752
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Robin Hill Road

Santa Barbara, California 93117

(Address of Principal Executive Offices, including Zip Code)

(805) 692-2900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d)	Election of Directors

This Current Report on Form 8-K is also being filed to report that at a board of directors meeting held on December 10, 2004, an additional director nominee was elected to the registrant’s board of directors: Mr. Kenneth Cole. Mr. Cole was nominated to be a member of the board of directors by Robert L. Howard-Anderson, a current director and the Chief Executive Officer of the registrant. By a unanimous vote of the board of directors, the nominee was elected to the board.

Mr. Cole will be a nominee for election to the board of directors at the next Annual Meeting of Stockholders to be held in June 2005. If elected Mr. Cole has agreed to serve on the registrant’s board of directors until the expiration of the term for which he is elected or until his successor is duly elected and qualified.

In connection with his being appointed as a director, the registrant granted Mr. Cole a non-qualified stock option of 450,000 shares of common stock at an exercise price per share of $0.09, vesting 25% on the twelve-month anniversary of the grant date and the remaining 75% will become exercisable in 36 equal monthly installments. Additionally, he will receive an additional non-qualified stock option of 25,000 shares of common stock for every year of service on the board of directors after the first year. Such grant will be given on the anniversary date of their first stock option grant and will have the same vesting as the original grant. He will also receive $4,000 per quarter for service on the registrant’s board of directors, $1,000 per meeting and $250.00 per ad hoc telephonic meeting.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Occam Networks, Inc.

By:	/s/ Howard M. Bailey
Howard M. Bailey Chief Financial Officer

Date: December 14, 2004

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